Exhibit 99

Eaton Reports Third Quarter Earnings Per Share Growth Of 9 Percent

CLEVELAND--(BUSINESS WIRE)--October 20, 2008--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.87 for the third quarter of 2008, an increase of 9 percent over net income per share of $1.71 in the third quarter of 2007. Sales in the quarter were $4.1 billion, 25 percent above the same period in 2007. Net income was $315 million compared to $258 million in 2007, an increase of 22 percent.

Net income in both periods included charges related to the integration of acquisitions. Before these acquisition integration charges, operating earnings per share in the third quarter of 2008 were $1.95 versus $1.79 in 2007, an increase of 9 percent.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Our third quarter operating earnings were in the middle of our guidance, despite the global financial instability experienced during the quarter. Sales growth of 25 percent in the quarter consisted of 4 percent from organic growth, 19 percent from acquisitions, and 2 percent from exchange rates. Our end markets grew by 2 percent this quarter and we outgrew end markets by 2 percent.

“Eaton’s diversification strategy is working. Our improved geographic and business balance allowed us to post strong earnings despite the turmoil in world financial markets,” said Cutler. “Our margin performance in the third quarter was also strong, with our largest segment -- Electrical -- realizing a record operating margin before acquisition integration charges of 14.1 percent.

“The severe issues in world financial markets have started to impact markets for our products. While it is not possible to forecast with precision the prospective impact upon our end markets, prudence suggests anticipating a significant slowdown,” said Cutler. “While our year-over-year end market growth in the third quarter was 2 percent, we anticipate fourth quarter growth in our end markets to be flat with the prior year.

“Accordingly, we now anticipate that fourth quarter net income per share will be between $1.55 and $1.65 and operating earnings per share, which exclude charges to integrate our recent acquisitions, will be between $1.70 and $1.80,” said Cutler. “Note that acquisition integration charges are expected to rise in the fourth quarter compared to the level in the third quarter as we continue to integrate our recent electrical acquisitions.

“For the full year, due to our reduced outlook for the fourth quarter, we anticipate that net income per share will be between $7.10 and $7.20, and operating earnings per share will be between $7.45 and $7.55,” said Cutler.

Business Segment Results

Third quarter sales for the Electrical segment were $1.94 billion, up 59 percent over 2007 and a quarterly record. Operating profits in the third quarter were $259 million, also a quarterly record. Operating profits before acquisition integration charges of $14 million were $273 million, up 71 percent over results in 2007.

“End markets for our electrical business grew about 4 percent during the third quarter,” said Cutler. “Despite the difficulties in the financial markets, the global electrical distribution and control markets and electrical power quality markets have held up well, although there are early indications that markets are beginning to slow. As a result, we expect end market growth in the Electrical segment over the balance of the year to be closer to 2 percent.

“We are very pleased with the record 14.1 percent operating margin we achieved in the quarter, reflecting the enhanced balance and performance of our electrical business,” said Cutler. “Our electrical business continues to benefit from a strong order backlog, with orders in the quarter up 6 percent over the third quarter of 2007.

“Among significant new business received in the third quarter was a contract with BT for the supply and installation of DC power systems and related products,” said Cutler. “Revenues over the four-year life of the contract are estimated to total $100 million.”

In the Hydraulics segment, third quarter sales were $638 million, 7 percent above the third quarter of 2007. Hydraulics markets in the third quarter grew 3 percent compared to the same period in 2007, with U.S. markets up 3 percent and non-U.S. markets up just under 4 percent.

Operating profits in the third quarter were $71 million. Operating profits before acquisition integration charges were $72 million, up 14 percent compared to a year earlier.

“The U.S. and European hydraulics markets experienced a lower growth rate in the third quarter compared to the second quarter,” said Cutler. “We anticipate that the rate of growth in the fourth quarter will likely decline more, but still remain positive.

“We have expanded our European hydraulics business with the acquisition at the beginning of October of Integrated Hydraulics, a U.K. manufacturer of screw-in cartridge valves and manifold systems,” said Cutler.

The Aerospace segment posted third quarter sales of $469 million, an increase of 12 percent over the third quarter of 2007. Aerospace markets in the third quarter grew 2 percent. Non-U.S. markets are estimated to have grown 15 percent, driven by strong deliveries by Airbus, while U.S. markets declined 5 percent, driven by a significant decline in shipments of new aircraft from Boeing as a result of the strike.

Operating profits in the third quarter were $75 million. Excluding acquisition integration charges of $4 million, operating profits were $79 million, an increase of 10 percent over the third quarter of 2007.

“The U.S. markets were impacted in the quarter by the strike at Boeing and a reduction in the size of commercial airline fleets,” said Cutler. “We anticipate aerospace markets to grow 2 percent in the fourth quarter.

“In early October we were awarded a contract with Embraer to supply four systems on the new Legacy 450 and 500 business jets,” said Cutler. “We anticipate revenues of $100 million over the life of these programs.”

The Truck segment posted sales of $620 million in the third quarter, up 15 percent compared to 2007. Truck markets in the third quarter were up 6 percent, with U.S. markets up 3 percent and non-U.S. markets up 11 percent. Operating profits were $95 million, the same as in 2007.

“Third quarter production of NAFTA heavy-duty trucks totaled 51,000 units, about 12 percent less than in the second quarter,” said Cutler. “We expect that production in the fourth quarter will decline further. As a result, we estimate full-year NAFTA heavy-duty truck production will total 200,000 to 205,000 units. The lower volumes in the NAFTA heavy-duty truck market are being offset somewhat by continued strength in the Brazilian vehicle and agricultural equipment markets.

“We are very pleased with the 15.3 percent operating margin posted by our truck business in the quarter,” said Cutler. “The margin reflects the diversity of our products and operating geographies, as well as the success of our reconfigured manufacturing footprint.”

The Automotive segment posted third quarter sales of $446 million, down 14 percent from the third quarter of 2007. Automotive unit production in the third quarter declined 6 percent, with North American production down 17 percent and production outside the U.S. up 2 percent compared to the third quarter of 2007.

Operating profits in the third quarter were $18 million. Operating profits before acquisition integration charges were $19 million, down 63 percent compared to the third quarter of 2007.

“The North American markets were weak all quarter, and Europe, Brazil and China weakened dramatically toward the end of the quarter,” said Cutler. “The sharp market slowdown, as well as continued shifts in mix to smaller vehicles in the U.S., impacted our margins in the quarter. For the balance of the year, we anticipate conditions in the U.S. and Europe to weaken further. In developing countries, we also expect modestly slower growth.

“We completed the acquisition of the engine valves business of Kirloskar Oil Engines early in the third quarter,” said Cutler. “This acquisition gives us a good position in the Indian car market, and is a significant addition to our global capabilities.”

Eaton Corporation is a diversified power management company with 2007 sales of $13 billion. Eaton is a global technology leader in electrical systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has 82,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton's conference call to discuss its third quarter results is available to all interested parties as a live audio webcast today at 10 a.m. Eastern time via the microphone on the right side of Eaton's home page. This news release can be accessed under its headline on the home page. Also available on the Web site prior to the call will be a presentation on third quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning the fourth quarter 2008 and full year 2008 net income per share and operating earnings per share, the performance of our worldwide markets, and revenues under customer contracts. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; the impact of acquisitions, divestitures, and joint ventures; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months and nine months ended September 30, 2008 and 2007 are available on the company’s Web site, www.eaton.com.

EATON CORPORATION
COMPARATIVE FINANCIAL SUMMARY

(Millions except for per share data)	Three months ended September 30		Nine months ended September 30
	2008	2007	2008	2007
Continuing operations
Net sales	$4,114	$3,298	$11,889	$9,659
Income before income taxes	354	263	994	782
Income after income taxes	$315	$238	$892	$707
Income from discontinued operations		20	3	31
Net income	$315	$258	$895	$738

Net income per Common Share assuming dilution
Continuing operations	$1.87	$1.59	$5.55	$4.71
Discontinued operations		.12	.02	.20
	$1.87	$1.71	$5.57	$4.91
Average number of Common Shares outstanding assuming dilution	168.4	150.4	160.8	150.2

Net income per Common Share basic
Continuing operations	$1.90	$1.62	$5.63	$4.80
Discontinued operations		.13	.02	.21
	$1.90	$1.75	$5.65	$5.01
Average number of Common Shares outstanding basic	166.2	147.0	158.4	147.3

Cash dividends paid per Common Share	$.50	$.43	$1.50	$1.29

Reconciliation of net income to operating earnings
Net income	$315	$258	$895	$738
Excluding acquisition integration charges (after-tax)	14	11	34	29
Operating earnings	$329	$269	$929	$767

Net income per Common Share assuming dilution	$1.87	$1.71	$5.57	$4.91
Per share impact of acquisition integration charges (after-tax)	.08	.08	.21	.20
Operating earnings per Common Share	$1.95	$1.79	$5.78	$5.11

See accompanying notes.

EATON CORPORATION
STATEMENTS OF CONSOLIDATED INCOME

(Millions except for per share data)	Three months ended September 30		Nine months ended September 30
	2008	2007	2008	2007
Net sales	$4,114	$3,298	$11,889	$9,659

Cost of products sold	2,964	2,381	8,565	6,954
Selling & administrative expense	659	530	1,915	1,565
Research & development expense	117	86	317	251
Interest expense-net	37	37	119	108
Other (income) expense-net	(17)	1	(21)	(1)
Income from continuing operations before income taxes	354	263	994	782
Income taxes	39	25	102	75
Income from continuing operations	315	238	892	707
Income from discontinued operations		20	3	31
Net income	$315	$258	$895	$738

Net income per Common Share assuming dilution
Continuing operations	$1.87	$1.59	$5.55	$4.71
Discontinued operations		.12	.02	.20
	$1.87	$1.71	$5.57	$4.91
Average number of Common Shares outstanding assuming dilution	168.4	150.4	160.8	150.2

Net income per Common Share basic
Continuing operations	$1.90	$1.62	$5.63	$4.80
Discontinued operations		.13	.02	.21
	$1.90	$1.75	$5.65	$5.01
Average number of Common Shares outstanding basic	166.2	147.0	158.4	147.3

Cash dividends paid per Common Share	$.50	$.43	$1.50	$1.29

See accompanying notes.

EATON CORPORATION
BUSINESS SEGMENT INFORMATION

	Three months ended		Nine months ended
(Millions)	September 30		September 30
	2008	2007	2008	2007
Net sales
Electrical	$1,941	$1,221	$5,184	$3,463
Hydraulics	638	597	1,990	1,790
Aerospace	469	418	1,365	1,175
Truck	620	541	1,812	1,615
Automotive	446	521	1,538	1,616
	$4,114	$3,298	$11,889	$9,659

Operating profit
Electrical	$259	$156	$669	$415
Hydraulics	71	61	241	195
Aerospace	75	61	207	161
Truck	95	95	274	277
Automotive	18	51	115	183

Corporate
Amortization of intangible assets	(42)	(19)	(109)	(54)
Interest expense-net	(37)	(37)	(119)	(108)
Minority interest	(3)	(4)	(10)	(9)
Pension & other postretirement benefit expense	(36)	(42)	(109)	(123)
Stock option expense	(7)	(8)	(22)	(22)
Contribution to Eaton Charitable Fund		(16)		(16)
Other corporate expense–net	(39)	(35)	(143)	(117)
Income from continuing operations before income taxes	354	263	994	782
Income taxes	39	25	102	75
Income from continuing operations	315	238	892	707
Income from discontinued operations		20	3	31
Net income	$315	$258	$895	$738

See accompanying notes.

EATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Millions)	2008	2007

ASSETS
Current assets
Cash	$181	$142
Short-term investments	282	504
Accounts receivable	2,845	2,208
Inventories	1,795	1,483
Deferred income taxes & other current assets	484	430
	5,587	4,767

Property, plant & equipment-net	2,585	2,333
Goodwill	5,870	3,982
Other intangible assets	1,929	1,557
Deferred income taxes & other assets	996	791
	$16,967	$13,430

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt	$1,096	$825
Current portion of long-term debt	345	160
Accounts payable	1,424	1,170
Accrued compensation	365	355
Other current liabilities	1,272	1,149
	4,502	3,659

Long-term debt	2,921	2,432
Pension liabilities	875	681
Other postretirement liabilities	764	772
Other long-term liabilities & deferred income taxes	926	714
Shareholders' equity	6,979	5,172
	$16,967	$13,430

See accompanying notes.

EATON CORPORATION

NOTES TO THE THIRD QUARTER 2008 EARNINGS RELEASE

Millions of dollars unless indicated otherwise (per share data assume dilution)

ACQUISITIONS OF BUSINESSES

In 2008 and 2007, Eaton acquired certain businesses in separate transactions. The Statements of Consolidated Income include the results of these businesses from the effective dates of acquisition. A summary of these transactions follows:

Acquired business	Date of acquisition	Business segment	Annual sales
Engine Valves Business of Kirloskar Oil Engines Ltd. An India-based designer, manufacturer and distributor of intake and exhaust valves for diesel and gasoline engines	July 31, 2008	Automotive	$5 for 2007

The Moeller Group A Germany-based supplier of electrical components for commercial and residential building applications, and industrial controls for industrial equipment applications	April 4, 2008	Electrical	€1.02 billion for 2007

Balmen Electronic, S.L. A Spain-based distributor and service provider of uninterruptible power supply (UPS) systems	March 31, 2008	Electrical	$6 for 2007

Phoenixtec Power Company Ltd. A Taiwan-based manufacturer of single and three-phase uninterruptible power supply (UPS) systems	February 26, 2008	Electrical	$515 for 2007

Arrow Hose & Tubing Inc. A Canada-based manufacturer of thermoplastic hose and tubing for the industrial, food and beverage, and agricultural markets	November 8, 2007	Hydraulics	$12 for 2006

MGE small systems UPS
business from
Schneider Electric
  A France-based
  global provider of
  power quality
  solutions including
  uninterruptible
  power supply (UPS)
  systems, power
  distribution units,
  static transfer
  switches and surge
  suppressors

	October 31, 2007	Electrical	$245 for the year ended Sept. 30, 2007

Babco Electric Group A Canada-based manufacturer of specialty low- and medium-voltage switchgear and electrical housings for use in the Canadian oil and gas industry and other harsh environments	October 19, 2007	Electrical	$11 for the year ended April 30, 2007

Pulizzi Engineering A U.S. manufacturer of alternating current (AC) power distribution, AC power sequencing, redundant power and remote-reboot power management systems	June 19, 2007	Electrical	$12 for 2006

Technology and related assets of SMC Electrical Products, Inc.’s industrial medium-voltage adjustable frequency drive business	May 18, 2007	Electrical	None

Fuel components division of Saturn Electronics & Engineering, Inc. A U.S. designer and manufacturer of fuel containment and shutoff valves, emissions control valves and specialty actuators	May 2, 2007	Automotive	$28 for 2006

Aphel Technologies Limited A U.K.-based global supplier of high density, fault-tolerant power distribution solutions for datacenters, technical offices, laboratories and retail environments	April 5, 2007	Electrical	$12 for 2006

Argo-Tech Corporation
  A U.S.-based
  manufacturer of
  high-performance
  aerospace engine fuel
  pumps and systems,
  airframe fuel pumps
  and systems, and ground
  fueling systems for
  commercial and military
  aerospace markets

	March 16, 2007	Aerospace	$206 for 2006

Power Protection Business of Power Products Ltd. A Czech Republic distributor and service provider of Powerware® products and other uninterruptible power supply (UPS) systems	February 7, 2007	Electrical	$3 for 2006

On October 2, 2008 Eaton acquired Integ Holdings Limited, the parent company of Integrated Hydraulics Ltd., a U.K. manufacturer of screw-in cartridge valves, custom-engineered hydraulic valves and manifold systems. The company employs approximately 290 people and will be reported as part of the Hydraulics business segment.

ACQUISITION INTEGRATION CHARGES

In 2008 and 2007, Eaton incurred charges related to the integration of acquired businesses. These charges, which consisted of plant consolidations and integration, were recorded as expense as incurred. A summary of these charges follows:

	Three months ended September 30
	Acquisition				Operating profit
	integration		Operating profit		before acquisition
	charges		as reported		integration charges
	2008	2007	2008	2007	2008	2007

Electrical	$14	$4	$259	$156	$273	$160
Hydraulics	1	2	71	61	72	63
Aerospace	4	11	75	61	79	72
Truck			95	95	95	95
Automotive	1	1	18	51	19	52
Corporate	1
Pretax charges	$21	$18	$518	$424	$538	$442
After-tax charges	$14	$11
Per Common Share	$.08	$.08

	Nine months ended September 30
	Acquisition				Operating profit
	integration		Operating profit		before acquisition
	charges		as reported		integration charges
	2008	2007	2008	2007	2008	2007

Electrical	$24	$8	$669	$415	$693	$423
Hydraulics	4	9	241	195	245	204
Aerospace	17	27	207	161	224	188
Truck			274	277	274	277
Automotive	3	1	115	183	118	184
Corporate	3
Pretax charges	$51	$45	$1,506	$1,231	$1,554	$1,276
After-tax charges	$34	$29
Per Common Share	$.21	$.20

Charges in 2008 related to the integration of primarily the following acquisitions: in the Electrical segment, Moeller, Phoenixtec, the MGE small systems UPS business, and Senyuan; in the Hydraulics segment, Ronningen-Petter, Synflex and Hayward; in the Aerospace segment, Argo-Tech, PerkinElmer and Cobham; and in the Automotive segment, Saturn.

Charges in 2007 related to the integration of primarily the following acquisitions: in the Electrical segment, Senyuan and Powerware; in the Hydraulics segment, Synflex, Hayward and Walterscheid; and in the Aerospace segment, PerkinElmer and Cobham.

The acquisition integration charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

INCOME TAXES

The effective income tax rates for continuing operations for the third quarter and the first nine months of 2008 were 11.0% and 10.3%, respectively, compared to 9.4% and 9.5% for the same periods in 2007.

FINANCING OF THE ACQUISITIONS OF PHOENIXTEC & THE MOELLER GROUP

In February 2008, Eaton borrowed $250 under a 364-day $3.0 billion revolving credit agreement to partially finance the acquisition of Phoenixtec. In April 2008, Eaton borrowed €1.33 billion under the revolving credit agreement to finance the acquisition of Moeller.

In April and May 2008, Eaton sold 18.678 million of its Common Shares in a public offering, resulting in net cash proceeds of $1.522 billion. In May 2008, Eaton issued $300 of 4.9% notes due in 2013 and $450 of 5.6% notes due in 2018. The cash proceeds from the sale of the Common Shares and from the issuance of the notes were used to repay borrowings incurred to fund the acquisitions of Phoenixtec and Moeller, and to repay commercial paper issued under the backstop provided by the $3.0 billion revolving credit agreement. Subsequently, in May 2008 Eaton elected to terminate the $3.0 billion revolving credit agreement.

DISCONTINUED AUTOMOTIVE OPERATIONS

In the third quarter of 2007, Eaton sold the Mirror Controls Division of the Automotive segment for $111 resulting in a $20 after-tax gain, or $.12 per Common Share. The gain on the sale of this business and other operating results are reported as Discontinued operations in the Statements of Consolidated Income.

RECONCILIATION OF FINANCIAL MEASURES

This earnings release discloses operating earnings, operating earnings per Common Share, and operating profit before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

CONTACT:
Eaton Corporation
Kelly Jasko, 216-523-5304
kellymjasko@eaton.com
or
William Hartman, 216-523-4501